Exhibit 99.1

FOR IMMEDIATE RELEASE

RF Industries Announces Third Quarter Fiscal 2023 Results

SAN DIEGO, CA, September 14, 2023 – RF Industries, Ltd. (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced results for its third fiscal quarter ended July 31, 2023.

Third Quarter Fiscal 2023 Highlights and Operating Results:

●

Net sales decreased 34% to $15.7 million compared to sales of $23.8 million in the third quarter of fiscal 2022, primarily the result of the decrease in sales of hybrid fiber cables to wireless carrier customers and sales related to carrier projects involving approved RF components.

●	Backlog was $17.2 million at the end of the third quarter on bookings of $14.0 million. As of today, backlog stands at $16.7 million.

●	Gross profit margin was 24.4%, down from 30.4% in the third quarter of fiscal 2022, primarily related to the overall decrease in sales.

●	Operating loss was $(2.0) million compared to operating income of $1.1 million in the third quarter of fiscal 2022, due to lower net sales.

●

Consolidated net loss was $(1.6) million, or $(0.16) per diluted share, compared to net income of $771,000, or $0.08 per diluted share in the third quarter of fiscal 2022. This is primarily due to lower net sales.

●	Non-GAAP net loss was $(784,000) or $(0.08) per diluted share compared to non-GAAP net income of $1.6 million, or $0.16 per diluted share in the third quarter of fiscal 2022.

●	Adjusted EBITDA was $(940,000) compared to $2.1 million in the third quarter of fiscal 2022.

●

Cost reduction initiatives reduced operating expenses approximately $330,000 compared to the third quarter of fiscal 2022; looking ahead, we expect these cost savings to further materialize and estimate an annual reduction in operating expenses of approximately $2.5 million.

See "Note Regarding Use of Non-GAAP Financial Measures," "Unaudited Reconciliation of GAAP to non-GAAP Net Income" and "Unaudited Reconciliation of Net Income to Adjusted EBITDA" below for additional information.

Management Commentary

“Our fiscal third quarter was challenging as we continued to experience the same obstacles that our much larger peer companies are seeing due to the pause in wireless carrier capex spending. We saw sales and profits decline in the quarter as wireless carrier customers asked us to hold shipments as they seek to work through their inventories, and we shipped very little hybrid fiber cable products out of our backlog. Additionally, we experienced larger than expected channel and end customer inventory corrections and customer capital spending reductions based on the macro environment. Despite the uncertainty, the market for our core interconnect products remained solid in the quarter, again demonstrating the value of fulfilling our customers’ day-to-day needs even when project-based carrier deployments are delayed. Moreover, we continued to execute on our consolidation and cost reduction activities, and through these initiatives, we removed a large amount of operating expenses that will provide us a faster pathway to profitability,” said Robert Dawson, President and Chief Executive Officer of RF Industries.

“Looking ahead, we continue to see an inconsistent spending environment related to wireless carrier capex. While we still expect some unpredictable timing of project-based bookings and shipments over the next few quarters, as Q4 started, we began to see early signs of increased carrier spend in several of the product areas impacted during Q3. Even with some uncertainty, we believe these early signs of improvement point to increased activity in our core markets into 2024. Additionally, we believe our expanded product offering and next-generation solutions present a significant opportunity to gain market share as carrier spending increases. We also recently launched our Microlab “Enterprise+ Series” of RF passives to serve the hundreds of integrators throughout the US that are focused on enhancing cellular and public safety wireless in commercial buildings (Class A Office space) and multi-dwelling units (MDUs). This opens the door to a new market opportunity that is not reliant on wireless carrier budget cycles, and the early response to this exciting new offer has been very positive. Finally, with our more efficient operation and disciplined expense management, combined with incremental sales from our higher value solutions and a more favorable product mix, we can drive increased gross margins and higher profitability in coming fiscal years,” concluded Dawson.

Conference Call and Webcast

RF Industries will host a conference call and live webcast today, September 14, 2023, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its fiscal 2023 third quarter financial results. To access the live call, dial 888-506-0062 (US and Canada) or 973-528-0011 (International) and give the participant access code 867171.

A live and archived webcast of the conference call will be accessible on the investor relations section of the Company's website at www.rfindustries.com. In addition, a phone replay will be available beginning approximately two hours after conclusion of the call and will remain available for two weeks. To access the phone replay, dial 877-481-4010 (US and Canada) or 919-882-2331 (International). The replay access code is 48858.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets, including wireless/wireline telecom, data communications and industrial. The Company's products include high-performance components used in commercial applications such as RF connectors and adapters, RF passives including dividers, directional couplers and filters, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in New York, Connecticut, Rhode Island and New Jersey. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to future events. Forward looking statements include, among others, statements concerning our expectations about profitability, revenues, industry trends, markets and demand for our products, and the expected benefits and desirability of our products, in each case which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry and materialization and timing of expected network buildouts; timing and breadth of new products; our ability to realize increased sales; successfully integrating new products and teams; our ability to execute on its go-to-market strategies and channel models; our reliance on certain distributors and customers for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S. and foreign nations; our ability to expand our OEM relationships; our ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; our ability to maintain strong margins and diversify our customer base; our ability to initiate cost savings and expense reductions; our ability to address the changing needs of the market and capitalize on new market opportunities; our ability to add value to our customer’s needs; the success of any product launches; and our ability to increase gross margins or obtain profitability in a timely manner. Further discussion of these and other potential risks and uncertainties may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including our Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. All forward-looking statements are based upon information available to the Company on the date they are published, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our unaudited condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income, non-GAAP net loss and non-GAAP earnings per share, basic and diluted (non-GAAP EPS).

We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance by excluding certain non-cash and other one-time expenses that we believe are not indicative of our operating results.

In computing Adjusted EBITDA, non-GAAP net income, non-GAAP net loss and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock options and other non-cash awards granted to employees, non-cash and other lease charges, and severance. For Adjusted EBITDA, we also exclude depreciation, amortization, interest expense and provision for income taxes. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company's non-cash operating expenses, we believe that providing non-GAAP financial measures that exclude non-cash expense and non-recurring costs and expenses allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision-making and for evaluating our own core business operating results over different periods of time.

Our Adjusted EBITDA, non-GAAP net income, non-GAAP net loss and non-GAAP EPS measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income, non-GAAP net loss and non-GAAP EPS are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. Non-GAAP financial measures are subject to limitations and should be read only in conjunction with the Company’s consolidated financial statements pre-pared in accordance with GAAP. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our GAAP results of operations. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance. A reconciliation of specific adjustments to GAAP results is provided in the last two tables at the end of this press release.

RF Industries Contact: Peter Yin SVP and CFO (858) 549-6340 rfi@rfindustries.com	Investor Relations Contact: Financial Profiles, Inc. Jack Drapacz (310) 622-8230 RFIL@finprofiles.com

RF INDUSTRIES, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	Jul. 31,	Oct. 31,
	2023	2022
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,063	$4,532
Trade accounts receivable, net	9,293	14,812
Inventories, net	20,204	21,054
Other current assets	1,280	5,849
TOTAL CURRENT ASSETS	34,840	46,247

Property and equipment, net	4,968	3,173
Operating right of use asset, net	11,961	13,480
Goodwill	8,085	8,085
Amortizable intangible assets, net	14,017	15,296
Non-amortizable intangible assets	1,174	1,174
Deferred tax assets	2,734	1,816
Other assets	277	295
TOTAL ASSETS	$78,056	$89,566

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$2,702	$5,652
Accrued expenses	4,507	8,814
Revolving credit facility	1,000	-
Current portion of Term loan	2,424	2,424
Current portion of operating lease liabilities	1,418	1,887
Income taxes payable	-	759
TOTAL CURRENT LIABILITIES	12,051	19,536

Operating lease liabilities	14,276	15,025
Term Loan, net of debt issuance cost	11,325	13,136
TOTAL LIABILITIES	37,652	47,697

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value; 10,289,891 and 10,193,287 shares issued and outstanding at July 31, 2023 and October 31, 2022, respectively	103	102
Additional paid-in capital	25,878	25,118
Retained earnings	14,423	16,649
TOTAL STOCKHOLDERS' EQUITY	40,404	41,869

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$78,056	$89,566

RF INDUSTRIES, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$15,652	$23,842	$56,294	$62,265
Cost of sales	11,828	16,594	41,263	44,853

Gross profit	3,824	7,248	15,031	17,412

Operating expenses:
Engineering	690	791	2,535	2,101
Selling and general	5,144	5,369	15,186	13,838
Total operating expenses	5,834	6,160	17,721	15,939

Operating (loss) income	(2,010)	1,088	(2,690)	1,473

Other expense	(117)	(177)	(342)	(280)

(Loss) income before (benefit) provision for income taxes	(2,127)	911	(3,032)	1,193
(Benefit) provision for income taxes	(482)	140	(806)	196

Consolidated net (loss) income	$(1,645)	$771	$(2,226)	$997

(Loss) earnings per share - Basic	$(0.16)	$0.08	$(0.22)	$0.10
(Loss) earnings per share - Diluted	$(0.16)	$0.08	$(0.22)	$0.10

Weighted average shares outstanding:
Basic	10,290,265	10,127,244	10,267,652	10,100,767
Diluted	10,290,265	10,238,932	10,267,652	10,233,209

RF INDUSTRIES, LTD. AND SUBSIDIARIES
Unaudited Reconciliation of GAAP to Non-GAAP Net Income (Loss)
(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2023	2022	2023	2022
Net (loss) income	$(1,645)	$771	$(2,226)	$997
Stock-based compensation expense	246	191	687	498
Non-cash and other one time charges	168	205	702	1,576
Severance	25	45	75	45
Amortization expense	422	427	1,279	850
Non-GAAP net (loss) income	$(784)	$1,639	$517	$3,966

Non-GAAP net income per share:
Basic	$(0.08)	$0.16	$0.05	$0.39
Diluted	$(0.08)	$0.16	$0.05	$0.39

Weighted average shares outstanding
Basic	10,290,265	10,127,244	10,267,652	10,100,767
Diluted	10,290,265	10,238,932	10,311,970	10,233,209

RF INDUSTRIES, LTD. AND SUBSIDIARIES
Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA
(In thousands)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2023	2022	2023	2022
Net (loss) income	$(1,645)	$771	$(2,226)	$997
Stock-based compensation expense	246	191	687	498
Non-cash and other one time charges	168	205	702	1,576
Severance	25	45	75	45
Amortization expense	422	427	1,279	850
Depreciation expense	209	110	516	305
Other expense	117	177	342	280
(Benefit) provision from income taxes	(482)	140	(806)	196
Adjusted EBITDA	$(940)	$2,066	$569	$4,747